Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Casey Reese

615-571-2992 | Media@nhccare.com

National HealthCare Corporation Welcomes Dr. Lisa Piercey to Board of Directors

MURFREESBORO, Tenn. – November 12, 2025 – National HealthCare Corporation (NYSE American: NHC), a leading provider of long-term care healthcare services, announced today the appointment of Dr. Lisa Piercey to its Board of Directors effective November 6, 2025.

Dr. Piercey brings over two decades of extensive clinical and executive leadership experience in both the public and private healthcare sectors. A board-certified physician, she most recently served in Governor Bill Lee’s cabinet as the 14th Commissioner of Health for the State of Tennessee, where she guided the state’s medical response during the COVID-19 pandemic.

Prior to her role as Health Commissioner, Dr. Piercey held various senior operational roles at West Tennessee Healthcare, providing clinical and administrative leadership for multiple hospitals and facilities. She has a career-long focus on improving access to care in rural and underserved populations. Dr. Piercey is currently the Founder and CEO of Tristela Capital Partners, LLC.

“We are delighted to welcome Dr. Piercey to the NHC Board,” said Robert G. Adams, Chairman of the Board of Directors. “Her deep expertise in healthcare operations, public policy, and clinical medicine, particularly her experience in population health and rural initiatives, will be invaluable as we continue our mission to provide high-quality care and enhance shareholder value.”

About National HealthCare Corporation

NHC affiliates operate for themselves and third parties 80 skilled nursing facilities with 10,329 beds. NHC affiliates also operate 26 assisted living communities with 1,413 units, nine independent living communities with 777 units, three behavioral health hospitals, 34 homecare agencies, and 33 hospice agencies. NHC’s other services include Alzheimer’s and memory care units, pharmacy services, a rehabilitation services company, and providing management and accounting services to third party post-acute operators. Other information about the company can be found on our web site at www.nhccare.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the Securities Exchange Commission (“SEC”), including Forms 8-K, 10-Q and 10-K. All forward-looking statements represent NHC’s best judgment as of the date of this release.